99.1 July 30, 2013 press release announcing the acquisition of exclusive worldwide licensing rights to the VE-Probe and VE-Technology by Orbital-UK, a CUI Global wholly-owned subsidiary.

CUI GLOBAL™

CUI Global, Inc.'s Wholly-Owned Subsidiary, Orbital-UK, Acquires Exclusive Worldwide Rights to VE-Technology from EnDet Ltd.

TUALATIN, OR — July 30, 2013 — CUI Global, Inc. (NASDAQ: CUI), a platform company dedicated to the acquisition, development, and commercialization of new, innovative products and technologies, today announced that its wholly-owned subsidiary, Orbital-UK, has acquired exclusive worldwide rights to manufacture, sell, design, and otherwise market the VE-Probe and VE-Technology from its United Kingdom-based inventor, EnDet Ltd.

The agreement gives Orbital exclusive and sole control of all technology related to its revolutionary GasPT2 and GasPTi natural gas metering systems.

The GasPT2 technology, originally designed by Advantica Ltd. (the R&D Division of British Gas), provides fast and accurate measurement of the calorific value and relative density of natural gas. The GasPT2 analyzer measures physical properties of the gas mixture, such as thermal conductivity and speed of sound. From these properties it infers an effective gas mixture comprising four components: Methane, Propane, Nitrogen and Measured Carbon Dioxide. From this effective gas mixture the system uses the standard ISO6976 to calculate the gas quality characteristics, Calorific Value (CV), Wobbe Index (WI), Relative Density (RD) and Compression Factor (Z). The GasPT2 analyzer is unique to the industry in that, among other things, it can complete its analysis in less than three seconds.

By combining the GasPT2 technology with the equally unique VE-Probe, which is able to provide a gas sample from a high pressure transmission line in less than two seconds, Orbital has created the GasPTi metering system.

The GasPTi system is able to accurately provide almost real-time data to the natural gas operator in a total cycle-time of less than five seconds. Moreover, it provides this real-time analysis at approximately one-fifth of the installation cost of current technology with none of the associated maintenance, carrier gas, calibration gas, or other ancillary costs associated with traditional technology.

As explained by Orbital's Managing Director, Andrew Ridge, "our acquisition of the exclusive rights to the VE-Technology gives us the ability to control and produce the entire Bill of Materials for our GasPTi systems, thus allowing us to capture a far larger margin as we provide this unique metering solution to the natural gas industry."

"In addition, we can now also manufacture, market, and sell all of the other exciting applications for the VE-Technology, including sampling systems separate from the GasPT2 and Thermowells found throughout all pipeline systems," concluded Ridge.

CUI Global's president and CEO, William Clough stated, "worldwide, exclusive acquisition of the VE-Technology is the final piece that allows us to control the entire supply chain for the GasPTi product line. We can now confidently drive the business forward knowing that we control all manufacturing, calibration, design, sales, and marketing of the system. In addition, by being able to market the entire VE-Technology product line, including independent sampling systems and Thermowells, we should be able to capture a much larger share of this exciting clean energy market."

CUI GLOBAL™

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc's digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

About Orbital-UK

Orbital-UK is the largest natural gas systems integrator in the U.K. For over 25 years, Orbital has developed its portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries. Orbital-UK's internationally recognized expertise in the natural gas industry, including bringing together the patented VE-technology with the ground-breaking GasPTi device, offers natural gas operators and users a comprehensive engineering array for the next generation of energy metering systems.

For more information, please visit www.orbital-uk.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

CUI GLOBAL™

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